Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT: Marie Remboulis 248/354-9809

Federal-Mogul Appoints Robert S. Miller, Jr. to Chairman of the Board

Southfield, Michigan, January 13, 2004…Federal-Mogul Corporation [OTC Bulletin Board: FMDLQ] announced today that its Board of Directors has elected Robert S. (Steve) Miller, Jr., 62, as non-executive chairman of the board of directors effective January 11, 2004. Miller has been a member of Federal-Mogul’s board since 1993. He replaces Frank E. Macher, 62, who has been serving as chairman of the board since October 1, 2001. Miller’s election coincides with the expiration of Macher’s contract. The board members expressed their appreciation for Macher’s contributions during his tenure.

Miller was non-executive chairman of the board from January 11, 2001 to October 1, 2001, after serving briefly as interim chairman and chief executive officer for Federal-Mogul. He was formerly chairman and chief executive officer of Bethlehem Steel Corporation. He is also a member of the board of directors for Pope & Talbot, Inc., Symantec Corporation, UAL (United Airlines), Waste Management, Inc. and RJReynolds Tobacco Holdings.

The board also said that Miller’s leadership and expertise in financial restructuring will be an asset to Federal-Mogul as the company moves through the final stages of its bankruptcy process and emergence.

Chip McClure, 50, chief executive officer and president of Federal-Mogul, and a member of the company’s board of directors since January 11, 2001, said, “I look forward to continuing to work with Steve, the board members and the co-proponents of the plan of reorganization to ensure the success of Federal-Mogul’s operations and its emergence from Chapter 11.”

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs more than 45,000 people in 24 countries. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

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